EXHIBIT 5.1

DAVID ALLEN WOOD, P.C.
12770 COIT ROAD, SUITE 1100
DALLAS, TEXAS 75251
(972) 458-0300 / (972) 458-0301 FAX
 April 30, 2004

INTAC International, Inc.
12221 Merit Drive, Suite 1350
Dallas, TX 75251-2248 U.S.A

Ladies and Gentlemen:

        We have acted as counsel to INTAC International, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,700,000 shares (the "Shares") of the Company's common stock, par value $.001 per share. The Shares are issuable upon exercise of options ("Options") granted or to be granted under the 2001 Long Term Incentive Plan (the "2001 Plan"), and issuable pursuant to the Restricted Stock Agreement referenced in the registration statement of the Company on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about April 30, 2004.

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

        Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered to plan participants in accordance with the terms of the 2001 Plan, will be validly issued, fully paid and nonassessable, and that the Shares issuable pursuant to the Restricted Stock Agreement, when issued and delivered in accordance with the terms of the Restricted Stock Agreement, will be validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

  Very truly yours,

  /s/ David A. Wood

  David A. Wood, President
  David Allen Wood, P.C.